Exhibit 10(d)

GE Corporate

Kevin Cox
Chief Human Resources Officer

GE Corporate
5 Necco Street
Boston, MA 02210
USA
June 10, 2020

Mr. John S. Slattery

Dear John:

We are pleased to offer you the position of President & Chief Executive Officer of GE Aviation. The details of this offer, which is contingent upon your successful completion of a drug test, are as set forth below.

Position Details Effective July 13, 2020, you will begin your employment with the Company as President & Chief Executive Officer of GE Aviation, reporting directly to the Company’s Chief Executive Officer. Your principal office will be in Cincinnati, Ohio, but you will travel to other locations as necessary to fulfill your responsibilities of the role.

Compensation As full compensation for all services provided and duties performed, you will receive the following:

(a)Base Salary. You will receive an annual base salary of $1,250,000 (“Base Salary”), payable by the Company in accordance with its normal payroll practices.

(b)Annual Incentive Bonus. You will be eligible to receive an annual incentive bonus, under the Company’s Annual Executive Incentive Program or any successor or replacement program, with each year’s Annual Bonus having a target of 100% of your Base Salary (“AEIP Target”), which shall be determined and paid in accordance with the Company’s normal procedures. For the 2020 performance year, you will be eligible for a pro-rated bonus, payable based on Aviation’s actual results relative to the established metrics.

(c)Long Term Incentive Award (“LTIP Award”). You will be eligible to participate in the Company’s annual long-term incentive equity grant program with a targeted grant fair value of $6,000,000. For the performance year 2020, you will receive a pro-rated targeted grant fair value of $3,000,000, which will be approved and granted at the first meeting of the Management Development and Compensation Committee after the Effective Date, and will be delivered 50% in Performance Stock Units (based on a Monte Carlo calculation), 30% in Stock Options (based on a Black Scholes methodology), and 20% in Restricted Stock Units ( based on the 30 day average prior to and including the grant date). All LTIP Awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of the Company.

(d)Sign-On Award. As further consideration for your joining the Company, and in recognition of the value of the long-term incentive and bonus you stand to forfeit with your current employer, you will be provided (i) a cash payment in the gross amount of $1,000,000, which will be paid as soon as practical following the start of your employment, and (ii) an award of stock options with a grant date fair market value of $1,500,000 (as determined using standard Black-Scholes methodologies and otherwise in accordance with normal Company procedures for options granted to C-suite executives). The stock award will be granted as soon as practical following the start of your employment and will vest ratably one-third each year over three years. The terms and conditions for this award shall be in accordance with the Company’s standard grant provisions for similarly situated officers.

(e)Employee Benefits. You will be eligible to participate in all employee benefit plans generally available to similarly situated officers of the Company. All aspects of these benefits will be governed by GE plans and policies, a summary of which is included as a reference. In addition, you will receive:

i.Relocation benefits consisting of a one-time cash payment in the net amount of $2,500,000 (provided in lieu of a housing allowance). In addition, the company will provide you destination services to find suitable housing, a temporary living allowance for a maximum duration of six months, and will arrange for the movement of household goods and personal effects. If you voluntarily terminate employment within two (2) years of the physical relocation, or obtaining work authorization, whichever comes sooner, GE reserves the right to seek full repayment of all paid or reimbursed relocation costs including any applicable tax gross-up.

ii. Given your role, it is optimal for you to obtain a US passport, which you have agreed to pursue. The Company will pay for any costs associated with obtaining such a passport for you and your family members who will be accompanying you to the US.

iii.    Children’s educational support (i.e., tuition reimbursement up to a net total of $60,000 annually) through the completion of high school for your school-age children.

iv.    Tax planning and preparation services (including host country tax orientation and home and host country income tax preparation), for a period of 3 years following the commencement of your employment.

iii. Tax protection on select elements of company source income and private source income, up to US $300,000 of worldwide tax for a period of 3 years following the commencement of your employment.

Severance Payment If your employment with GE is terminated for reasons other than cause, death or disability, you will receive the Company’s standard Officer Severance package, which includes a lump sum payment equal to 12 months of base salary and, assuming you remain employed through the first quarter of the year in which your employment terminates, a pro-rated AEIP payment.

Restrictive Covenants During your employment, and for the 12 month period following your termination of employment, you will not directly or indirectly: (i) provide services to a competitor of the Company’s Aviation division in a position in which your duties will be substantially similar to the duties you performed for the Company and/or will require you to work on products or services that are competitive with the products or services you worked on during the two years prior to your termination, or (ii) solicit the employment of, hire, or encourage any Senior Professional Band employee or above to leave his/her position or accept employment outside of the Company, including in any company with which you may subsequently become involved (in accordance with the Company’s standard non-solicit agreement which you agree to sign in connection with the on-boarding process).

Confidentiality You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose the Company’s Confidential Information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company. You further agree that you will sign the Company’s Employee Invention and Proprietary Information Agreement (“EIPIA”) as part of the on-boarding process and will abide by the terms of that Agreement.

John, I am incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email by Friday June 12, 2020.

If you have any questions, please don’t hesitate to contact me directly.

Sincerely,

/s/ Kevin Cox
Kevin Cox

Please signify your acceptance of this offer letter:

/s/ John S. Slattery    June 12, 2020

Signature Date

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